Exhibit 4.1

Amendment No. 1 to Rights Agreement

This Amendment No. 1 to the Rights Agreement, dated as of July 25, 2007 (this “Amendment”), is made by and between Dade Behring Holdings, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”), as rights agent pursuant to the Rights Agreement, dated as of October 3, 2002 (the “Rights Agreement”), by and between the Company and the Rights Agent.  Capitalized terms not defined herein shall have the respective meaning ascribed to them in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement and constitute the only parties to the Rights Agreement;

WHEREAS, the Company intends to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Siemens Corporation, a Delaware corporation (“Siemens”), Belfast Merger Co., a Delaware corporation and a wholly-owned subsidiary of Siemens (“Purchaser”) and the Company, pursuant to which (x) Purchaser shall commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (y) as soon as practicable after the completion of the Offer, the parties to the Merger Agreement will cause to be effected the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without approval of the holders of the Rights, subject to certain limitations provided therein;

WHEREAS, as of the time immediately prior to the execution of this Amendment, no Person had become an Acquiring Person and, accordingly, pursuant to Section 23 of the Rights Agreement, the Rights were then redeemable;

WHEREAS, Section 27 of the Agreement provides that any supplement or amendment to the Rights Agreement shall become effective immediately upon execution by the Company, whether or not executed by the Rights Agent, so long as it is duly approved by the Company and does not amend Sections 18, 19, 20 or 21 thereof in a manner adverse to the Rights Agent, and accordingly, because the amendments to the Rights Agreement set forth below do not amend such Sections, this Amendment shall become effective immediately upon the execution hereof by the Company; and

WHEREAS, at a special meeting of the board of directors of the Company (the “Board”) the Board approved the amendment of the Rights Agreement in the manner set forth herein to render the Rights Agreement inapplicable to the Merger Agreement, the Offer and the other transactions contemplated thereby; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof in the manner set forth herein to accomplish such purpose.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

1.                                       Amendment to Add Definitions.  Section 1 of the Rights Agreement is amended to add the following terms:

(o)           “Exempted Siemens Event” shall mean any of the following:  (x) the approval, adoption, execution or delivery of the Merger Agreement (as defined below), (y) the approval, commencement or consummation of any transaction contemplated thereby (including the Offer (as such term is defined in the Merger Agreement), the acceptance for payment of, or payment for, shares of Common Stock tendered pursuant to the Offer, or the Merger (as such term is defined in the Merger Agreement)) pursuant to the terms of the Merger Agreement, or (z) the announcement of any of the foregoing events.

(p)           “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 25, 2007, by and among Siemens Corporation., a Delaware corporation (“Siemens”), Belfast Merger Co., a Delaware corporation and a wholly-owned subsidiary of Siemens (“Purchaser”), and the Company, as the same may be amended from time to time.

2.                                       Amendment to Definition of Acquiring Person.  Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof:  “Notwithstanding the foregoing, no Person, including, without limitation, Siemens, Purchaser or any of their respective Affiliates or Associates, shall become or be deemed to have become an Acquiring Person as a result of any Exempted Siemens Event.”

3.                                       Amendment to Definition of Stock Acquisition Date.  Section 1(m) of the Rights Agreement is hereby amended to add the following proviso at the end of such section:  “provided, however, that, notwithstanding the foregoing, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of any Exempted Siemens Event.”

4.                                       Amendment to Definition of Distribution Date.  Section 3(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof:  “Notwithstanding the foregoing, in no case shall a Distribution Date occur or be deemed to have occurred as a result of any Exempted Siemens Event.”

5.                                       Amendment to Definition of Expiration Date.  Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” immediately preceding clause (iii) thereof and replacing it with a comma and by adding the following at the end of clause (iii) thereof: “or (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement).”

6.                                       Amendment to Section 11(a)(ii).  Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end of such section:  “Notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of any Exempted Siemens Event.”

7.                                       Rights Agreement as Amended.  The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.  The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

8.                                       Direction to Rights Agent; Certification by Officer.  The Company hereby directs the Rights Agent, in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.  The Authorized Officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.  For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not change the Rights Agent’s rights, immunities, duties or liabilities under the Rights Agreement and does not amend Sections 18, 19, 20 or 21 of the Rights Agreement.

9.                                       Severability.  If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.                                 Counterparts.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

11.                                 Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

12.                                 Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

DADE BEHRING HOLDINGS, INC.

By:	/s/ Lance C. Balk
Name:	Lance C. Balk
Title:	Senior Vice President and
General Counsel

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:	/s/ Georg Drake
Name:	Georg Drake
Title:	Relationship Manager